Pricing Supplement No. 3           Filing under Rule 424(b)(3)
Dated September 24, 1997           Registration File No. 333-16375
(To Prospectus dated December 13, 1996 and
 Prospectus Supplement dated December 16, 1996)



                    AVERY DENNISON CORPORATION

                    Medium-Term Notes, Series D
          Due from 9 Months to 30 Years from Date of Issue

          The Medium-Term Note(s) due from 9 months to 30 years from the date of issue offered concurrently herewith will have a: _X_ fixed rate of interest, _____ floating rate of interest;
and will be issued initially as:  _X_   a Global Note, _____
Certificated Notes.


Principal amount: $10,000,000               Interest rate basis (if floating rate): N/A
Interest Rate (if fixed rate): 6.60%        _____ Commercial Paper Rate
Stated Maturity:  October 1, 2007           _____ Prime Rate
Specified Currency: U.S. Dollars            _____ LIBOR
Authorized Denominations                    _____ Treasury Rate
 (if Specified Currency                     _____ CD Rate
 is not U.S. dollars): N/A                  _____ Federal Funds
Rate
Exchange Rate Agent                         _____ Other:
 (if Specified Currency                     Calculation Agent: N/A
 is not U.S. dollars): N/A                  Index Maturity: N/A
Issue price (as a percentage of             Spread: N/A
 principal amount): 100%                    Spread Multiplier: N/A
Selling Agent's commission (%): .625%       Maximum Interest Rate: N/A
Purchasing Agent's discount                 Minimum Interest Rate: N/A
 or commission (%): N/A                     Initial Interest Rate: N/A
Net proceeds to the Company (%): 99.375%    Interest Payment Period: N/A
Settlement date (original                   Interest Rate Reset Period: N/A
 issue date):  September 29, 1997           Interest Reset Date(s): N/A
Redemption Commencement                     Interest Determination Date(s): N/A
 Date (if any): N/A                         Calculation Date(s): N/A
Repayment Commencement                      Interest Payment Date(s): A/S
 Date (if any): N/A                         Regular Record Date(s): A/S
Depositary                                  Sinking Fund (if any): N/A
 (if Global Note):
 Depository Trust Company


     Redemption prices (if any): The Redemption Price shall initially be ____% of the principal amount of such Note(s) to be redeemed and shall decline (but not below par) on each anniversary of the Redemption Commencement Date by _____% of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

     Repayment prices (if any): The Repayment Price shall initially be ___% of the principal amount of such Note(s) to be repaid and shall decline (but not below par) on each anniversary of the Repayment Commencement Date by ___% of the principal amount until the Repayment Price is 100% of such principal amount.

     If such Note(s) is (are) denominated in other than U.S.
dollars, the applicable Foreign Currency Supplement is attached hereto.

     Additional terms: N/A

     As of the date of this Pricing Supplement, the aggregate principal amount (or its equivalent in the Specified Currency) of the Securities (as defined in the Prospectus) which have been sold (including the Note(s) to which this Pricing
Supplement relates) is $30,000,000.

     "N/A" as used herein means "Not Applicable". "A/S" as used herein means "As stated in the Prospectus Supplement referred to above".


GOLDMAN SACHS